NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Second Quarter 2009 Results
BIRMINGHAM, AL – (PRNewswire) – August 3, 2009 – ProAssurance (NYSE: PRA) reports Operating Income of $50.4 million, or $1.52 per diluted share for the second quarter of 2009. Net Income in the quarter was $53.9 million, or $1.62 per diluted share. For the six months ended June 30, 2009, Operating Income was $83.5 million, or $2.50 per diluted share and Net Income was $82.2 million, or $2.46 per diluted share.

The company reports a 27 % increase in Gross Written Premiums, compared to the year-ago quarter, primarily due to recent acquisitions. Book Value per share grew to $46.72 in the quarter, a nine percent increase since year-end.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gross Premiums Written	$111,612	$88,005	$266,156	$248,272
Net Premiums Written	$100,542	$78,784	$242,929	$227,199
Net Premiums Earned	$127,744	$115,768	$231,634	$236,345
Net Investment Income	$39,697	$41,313	$74,266	$82,372
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$119	$(2)	$(1,309)	$(1,949)
Net Realized Investment Gains (Losses)	$5,084	$(5,349)	$(2,453)	$(6,775)
Total Revenues	$175,241	$153,066	$306,209	$312,692
Guaranty Fund Assessments (Recoupments)	$(289)	$(270)	$(478)	$(639)
Interest Expense	$1,203	$2,292	$1,830	$4,714
Total Expenses	$98,241	$93,120	$191,962	$203,467
Tax Expense	$23,119	$16,628	$31,999	$30,039
Net Income	$53,881	$43,318	$82,248	$79,186
Operating Income	$50,389	$46,619	$83,532	$83,174
Net Cash Provided by Operating Activities	$4,042	$40,130	$12,074	$101,455

Earnings per Share
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Weighted average number of common shares outstanding
Basic	32,914	31,868	33,134	32,025
Diluted	33,186	34,739	33,391	34,904
Operating Income per share (Basic)	$1.53	$1.46	$2.52	$2.60
Operating Income per share (Diluted)	$1.52	$1.36	$2.50	$2.43
Net Income per share (Basic)	$1.64	$1.36	$2.48	$2.47
Net Income per share (Diluted)	$1.62	$1.27	$2.46	$2.31

Key Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Current Accident Year Loss Ratio	81.4%	83.7%	82.7%	84.0%
Prior Accident Year Loss Ratio	(28.9%)	(27.0%)	(23.9%)	(21.7%)
Net Loss Ratio	52.5%	56.7%	58.8%	62.3%
Expense Ratio	22.6%	21.7%	22.7%	21.7%
Combined Ratio	75.1%	78.4%	81.5%	84.0%
Operating Ratio	44.0%	42.7%	49.4%	49.1%
Return on Equity	14.4%	13.7%	11.1%	12.6%

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Our results this quarter reflect the first contributions from the addition of The PICA Group and continued contributions from Mid-Continent General Agency. At the same time, targeted new business initiatives allowed us to add profitable premium in our historical medical professional liability book. Our ability to add new business and increase the top line affirms our growth strategy and the level of service and financial security we provide to our insureds and agents.”

Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income thus excludes the after-tax effects of realized investment gains or losses, guaranty fund assessments and the results of accounting changes, and we believe it presents a more appropriate view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized investment losses incurred during the quarter and six month period ended June 30, 2009. The following table is a reconciliation of Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Income	$53,881	$43,318	$82,248	$79,186
Adjustments, net of tax effects:
Add:
Net Realized Investment Losses	$–	$3,477	$1,594	$4,403
Subtract:
Net Realized Investment Gains	$3,304	$–	$–	$–
Guaranty Fund Recoupments	188	176	310	415
Operating Income	$50,389	$46,619	$83,532	$83,174
Per diluted common share:
Net Income	$1.62	$1.27	$2.46	$2.31
Effect of adjustments	$(0.10)	$0.09	$0.04	$.12
Operating Income per diluted common share	$1.52	$1.36	$2.50	$2.43

Business Commentary
•	The PICA Group accounted for $13.7 million of new business in the quarter, and Mid-Continent General Agency produced $3.6 million of new premium.

•	Retention remains at 89% for the quarter and year-to-date.

•
Our premium rates on renewal business declined four percent on average in the quarter, compared to a seven percent average decline in last year’s second quarter. These declines reflect the overall improvement in loss trends over the past several years, in which a decline in the frequency of claims has offset a moderate and expected rise in severity. We continue to believe that overall pricing in the broad market is no longer widely deteriorating, although competition remains strong.

•
We recognized $37.0 million of favorable net loss reserve development in the second quarter of 2009. For the year-to-date, our favorable net loss reserve development has been $55.5 million. The reduction in expected loss costs comes primarily from accident years 2004 through 2007.

•	Excluding the costs associated with the PICA transaction, our operational expenses were lower in the quarter than the same period a year ago.

Investment Commentary
•
Net investment income declined by four percent in the quarter, compared to the year-ago period, and was due to lower interest rates on our short-term investments, lower fixed-maturity yields and smaller average balances in our cash and short-term accounts. The addition of
The PICA Group added $2.1 million to our investment result in the quarter.

•
There was a net realized investment gain of $5.1 million in the quarter due to an increase in gains in our trading portfolio and net proceeds from the sale of securities. The second quarter result reduced our net realized investment loss for the year to $2.5 million.

•
We have updated the online disclosure of our investment portfolio to provide details of our holdings through June 30, 2009. The disclosure is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights
	June 30, 2009	December 31, 2008
Stockholders’ Equity	$1,527,671	$1,423,585
Total Investments	$3,771,646	$3,575,942
Total Assets	$4,598,409	$4,280,938
Policy Liabilities	$2,882,394	$2,693,101
Accumulated Other Comprehensive Income (Loss)	$9,345	$(35,898)
Goodwill	$118,982	$72,213
Book Value per Share	$46.72	$42.69

Capital Management
In the second quarter we repurchased approximately 397,000 shares of our common stock at a cost of $17.4 million. Through June 30, 2009 we have purchased approximately 840,000 of our common shares at a total cost of $36.1 million. We have approximately $38.3 million remaining in our Board’s authorization to repurchase our common stock or retire debt.

General Updates
•
ProAssurance was named to the Ward’s 50 for 2009. This is the third straight year that The Ward Group has recognized ProAssurance for the security we provide for our insureds and the value we create for our investors.

•
A. M. Best upgraded the rating for ProAssurance Group, which includes our subsidiaries ProAssurance Casualty, ProAssurance Indemnity and ProAssurance Specialty, to “A” (Excellent) in June. The ratings of ProAssurance’s other insurance subsidiaries were affirmed by Best.

About ProAssurance
ProAssurance Corporation is the nation’s fifth largest writer of medical professional liability insurance, based on the 2008 writing of its subsidiaries. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. ProAssurance is rated “A” by Fitch Ratings and the ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information
•
Live: Tuesday, August 4, 2009, 10:00 am et. Investors may dial (888) 455-2265 (toll free) or (719) 325-2405. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

•
Replay: By telephone, through August 21, 2009 at (888) 203-1112 or (719) 457-0820, using access code 4884753. The replay will also be available through September 4, 2009 on our website, www.ProAssurance.com and on StreetEvents.com.

•
Podcast: A replay of the call, and other information about ProAssurance, is available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements. The following important factors are among those that could affect the actual outcome of future events:

•	general economic conditions, either nationally or in our market areas, that are different than anticipated;

•	regulatory, legislative and judicial actions or decisions could affect our business plans or operations;

•	the enactment or repeal of tort reforms;

•	formation of state-sponsored malpractice insurance entities that could remove some physicians from the private insurance market;

•	the impact of deflation or inflation;

•	changes in the interest rate environment;

•
the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, may have on the U.S. economy and our business;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

•
changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board or the Securities and Exchange Commission; changes in laws or government regulations affecting medical professional liability insurance or the financial community;

•	the effects of changes in the health care delivery system;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

•
the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake; bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

•	the loss of independent agents;

•	changes in our organization, compensation and benefit plans;

•	our ability to retain and recruit senior management;

•	our ability to purchase reinsurance and collect payments from our reinsurers;

•	increases in guaranty fund assessments;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

•	changes in competition among insurance providers and related pricing weaknesses in our markets; and

•
the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in“Item 1A, Risk Factors.”